Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 23 day of October, 2019, between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and FOGHORN THERAPEUTICS INC., a Delaware corporation (“Tenant”)

BASIC LEASE PROVISIONS

Address:	500 Technology Square, Cambridge, Massachusetts

Premises:	That portion of the Building containing approximately 81,441 rentable square feet, consisting of (i) a portion of the lower level designated as Suite 001a containing approximately 472 rentable square feet (the “Initial Lower Level Premises”), (n) a portion of the 1st floor designated as Suite 101a containing approximately 371 rentable square feet (the “Initial First Floor Premises”), (in) the entire 6th floor designated as Suite 601 containing approximately 18,980 rentable square feet (“Sixth Floor Premises”), (iv) the entire 7th floor designated as Suite 701 containing approximately 18,980 rentable square feet (“Seventh Floor Premises”), (v) the entire 8th floor designated as Suite 801 containing approximately 18,980 rentable square feet (“Eighth Floor Premises”), (vi) the entire 9th floor designated as Suite 901 containing approximately 18,980 rentable square feet (“Ninth Floor Premises”), (vii) a portion of the lower level designated as Suite 100b containing approximately 3,793 rentable square feet (the “Subsequent Lower Level Premises”), and (viii) a portion of the 1st floor designated as Suite 101b containing approximately 885 rentable square feet (the “Subsequent First Floor Premises”), all as determined by Landlord, and approximately as shown on Exhibit A The Premises shall be delivered in phases as provided in Section 2 below The “Phase 1 Premises” shall consist of the Sixth Floor Premises and Seventh Floor Premises The “Phase 2 Premises” shall consist of the Ninth Floor Premises, the Initial Lower Level Premises and the Initial First Floor Premises The “Phase 3 Premises” shall consist of the Subsequent Lower Level Premises, the Subsequent First Floor Premises and Eighth Floor Premises

Building:	The specific building in which the Premises are located, which building is within the Project and located at 500 Technology Square, also known as Unit 500 of the Condominium described in Exhibit B

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Project:	The real property on which the Building is located, also known as Technology Square Condominium (the “Condominium”), together with all improvements thereon and appurtenances thereto from time to time located thereon in the City of Cambridge, Middlesex County, Commonwealth of Massachusetts, as described on Exhibit B The Landlord reserves the right to modify the Condominium at any time and from time to time, but the parties acknowledge the Condominium presently consists of Units 100, 200, 300, 400, 500, 600 and 700 (also known as Buildings 100, 200, 300, 400, 500, 600 and 700), as well as specified common areas on the Condominium (including the Technology Square Garage)

Base Rent:	$90 00 per rentable square foot of the Premises per year, subject to annual increases on the Adjustment Date as set forth in Section 4 herein

Rentable Area of Premises:	81,441 sq ft

Rentable Area of Building:	184,207 sq ft

Tenant’s Share of Operating Expenses:	44 21% (20 61 % attributable to the Phase 1 Premises, 13 3% attributable to the Phase 2 Premises, and 10 3% attributable to the Phase 3 Premises)

Rentable Area of Project	1,181,635 sq ft

Building’s Share of Project	15 59%

Security Deposit:	$1,708,200 00

Phase 1 Premises Target Commencement Date:	January 1, 2020

Phase 2 Premises Target Commencement Date:	March 1, 2020

Phase 3 Premises Target Commencement Date	June 1, 2020

Rent Adjustment Percentage	3%

Base Term:	Beginning on the Phase 1 Premises Commencement Date and ending 96 months from the first day of the first full month of the Term (as defined in Section 2) hereto

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Permitted Use:	Research and development laboratory, related office and other related uses consistent with the current character of the Project and otherwise In compliance with the provisions of Section 7 hereof

Address for Rent Payment: P O Box 791051 Baltimore, MD 21279-1051	Landlord’s Notice Address: 26 North Euclid Avenue Pasadena, CA 91101 Attention Corporate Secretary

Tenant’s Notice Address Prior to the Phase 3 Premises Commencement Date: 100 Binney Street, Suite 610 Cambridge, MA 02142 Attention Lease Administrator, Fanny Cavalie and Paul Alloway, Head of Legal

Tenant’s Notice Address From and after the Phase 3 Premises Commencement Date (or as otherwise directed in writing by Tenant):

500 Technology Square, 9th Floor

Cambridge, MA 01239

Attention Lease Administrator, Fanny Cavalie and

Paul Alloway, Head of Legal

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The following Exhibits and Addenda are attached hereto and incorporated herein by this reference

[X] EXHIBIT A – PREMISES DESCRIPTION [X] EXHIBIT C – WORK LETTER [X] EXHIBIT E – RULES AND REGULATIONS	[X] EXHIBIT B – DESCRIPTION OF PROJECT [X] EXHIBIT D – COMMENCEMENT DATE [X] EXHIBIT F – TENANT’S PERSONAL PROPERTY

1 Lease of Premises Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas” Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of or access to the Premises for the Permitted Use From and after (a) the Phase 1 Premises Commencement Date (as defined in Section 2 below) with respect to the Phase 1 Premises, (b) the Phase 2 Premises Commencement Date (as defined in Section 2 below) with respect to the Phase 2 Premises, and (c) the Phase 3 Premises Commencement Date (as defined in Section 2 below) with respect to the Phase 3 Premises, through the expiration of the Term, Tenant shall have access to the Building, the Phase 1 Premises, the Phase 2 Premises and the Phase 3 Premises, as set forth above, and the Technology Square Garage 24 hours a day, 7 days a week, 365 days a year, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease

2 Delivery; Acceptance of Premises; Commencement Date

(a) Phase 1 Premises Landlord shall use reasonable efforts to deliver (“Delivery” or “Deliver”) the Phase 1 Premises to Tenant on or before the Phase 1 Premises Target Commencement Date in order for Tenant to construct the Tenant Improvements in the Phase 1 Premises pursuant to the terms of the Work Letter attached hereto as Exhibit C If Landlord fails to timely Deliver the Phase 1 Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein If Landlord does not Deliver the Phase 1 Premises to Tenant on or before the date that is 60 days after the Phase 1 Premises Target Commencement Date (as such date may be extended for Force Majeure delays), this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant (a) the Security Deposit, or any balance thereof (i e , after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease As used herein, the terms “Tenant Improvements,” “Force Majeure,” and “Substantially Completed” shall have the meanings set forth for such terms in the Work Letter If Tenant does not elect to void this Lease within 10 business days of the lapse of such 60 day period, such right to void this Lease pursuant to this Section 2(a) shall be waived and this Lease shall remain in full force and effect

The “Phase 1 Premises Commencement Date” shall be the date that Landlord Delivers the Phase 1 Premises to Tenant for Tenant’s construction of the Tenant Improvements in the Phase 1 Premises pursuant to the Work Letter The “Phase 1 Premises Rent Commencement Date” shall be the date that is 6 months after the Phase 1 Premises Commencement Date

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Except as otherwise set forth in the Work Letter (i) Tenant shall accept the Phase 1 Premises in their condition as of the Phase 1 Premises Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof), (n) Landlord shall have no obligation for any defects in the Phase 1 Premises, and (HI) Tenant’s taking possession of the Phase 1 Premises shall be conclusive evidence that Tenant accepts the Phase 1 Premises and that the Phase 1 Premises were in good condition at the time possession was taken Any occupancy of the Phase 1 Premises by Tenant before the Phase 1 Premises Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses

(b) Phase 2 Premises Landlord shall use reasonable efforts to Deliver the Phase 2 Premises to Tenant on or before the Phase 2 Premises Target Commencement Date in order for Tenant to construct the Tenant Improvements in the Phase 2 Premises pursuant to the terms of the Work Letter attached hereto as Exhibit C If Landlord fails to timely Deliver the Phase 2 Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable

The “Phase 2 Premises Commencement Date” shall be the date that Landlord Delivers the Phase 2 Premises to Tenant for Tenant’s construction of the Tenant Improvements in the Phase 2 Premises pursuant to the Work Letter The “Phase 2 Premises Rent Commencement Date” shall be the date that is 6 months after the Phase 2 Premises Commencement Date

Except as otherwise set forth in the Work Letter (i) Tenant shall accept the Phase 2 Premises in their condition as of the Phase 2 Premises Commencement Date, subject to all applicable Legal Requirements, (n) Landlord shall have no obligation for any defects in the Phase 2 Premises, and (in) Tenant’s taking possession of the Phase 2 Premises shall be conclusive evidence that Tenant accepts the Phase 3 Premises and that the Phase 2 Premises were in good condition at the time possession was taken Any occupancy of the Phase 2 Premises by Tenant before the Phase 2 Premises Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses with respect to the Phase 2 Premises

(c) Phase 3 Premises Landlord shall use reasonable efforts to Deliver the Phase 3 Premises to Tenant on or before the Phase 3 Premises Target Commencement Date in order for Tenant to construct the Tenant Improvements in the Phase 3 Premises pursuant to the terms of the Work Letter attached hereto as Exhibit C If Landlord fails to timely Deliver the Phase 3 Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable

The “Phase 3 Premises Commencement Date” shall be the date that Landlord Delivers the Phase 3 Premises to Tenant The “Phase 3 Premises Rent Commencement Date” shall be the date that is 6 months after the Phase 3 Premises Commencement Date

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Except as otherwise set forth in the Work Letter (i) Tenant shall accept the Phase 3 Premises in their condition as of the Phase 3 Premises Commencement Date, subject to all applicable Legal Requirements, (n) Landlord shall have no obligation for any defects in the Phase 3 Premises, and (in) Tenant’s taking possession of the Phase 3 Premises shall be conclusive evidence that Tenant accepts the Phase 3 Premises and that the Phase 3 Premises were in good condition at the time possession was taken Any occupancy of the Phase 3 Premises by Tenant before the Phase 3 Premises Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses with respect to the Phase 3 Premises

(d) General Upon request of Landlord, Tenant shall execute and deliver one or more written acknowledgments reflecting the Phase 1 Premises Commencement Date, the Phase 1 Premises Rent Commencement Date, the Phase 2 Premises Commencement Date, the Phase 2 Premises Rent Commencement Date, the Phase 3 Commencement Date, the Phase 3 Premises Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D, provided, however. Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and the Extension Term which Tenant may elect pursuant to Section 39 hereof The Phase 1 Premises Commencement Date, the Phase 2 Premises Commencement Date and Phase 3 Premises Commencement Date may each be referred to herein respectively as a “Commencement Date “ The Phase 1 Premises, the Phase 2 Premises, and the Phase 3 Premises may each be referred to herein as a “Phase” of the Premises

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein

3 Rent

(a) Base Rent The first month’s Base Rent for the Phase 1 Premises and the full amount of the Security Deposit shall be delivered on or before January 1, 2020, Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof beginning with respect to (i) the Phase 1 Premises on the Phase 1 Premises Rent Commencement Date, (ii) the Phase 2 Premises on the Phase 2 Premises Rent Commencement Date, and (iii) with respect to the Phase 3 Premises on the Phase 3 Premises Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing Payments of Base Rent for any fractional calendar month shall be prorated The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease

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(b) Additional Rent In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”) (i) commencing on the Phase 1 Premises Rent Commencement Date with respect to the Phase 1 Premises, on the Phase 2 Premises Rent Commencement Date with respect to the Phase 2 Premises and on the Phase 3 Premises Rent Commencement with respect to the Phase 3 Premises, Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period

4 Base Rent Adjustments

(a) Annual Adjustments Base Rent shall be increased on each annual anniversary of the Phase 1 Premises Commencement Date (or, if the Phase 1 Premises Commencement Date does not occur on the first day of a calendar month, then on each annual anniversary of the first day of the first full calendar month following the month in which the Phase 1 Premises Commencement Date occurs) (each an “Adjustment Date”) by multiplying the Base Rent per rentable square foot payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent per rentable square foot payable immediately before such Adjustment Date Base Rent, as so adjusted, shall thereafter be due as provided herein Base Rent adjustments for any fractional calendar month shall be prorated

(b) Additional Unamortized TI Allowance In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Unamortized Tenant Improvement Allowance (as defined in the Work Letter) Commencing on the Phase 1 Premises Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay an amount in order to provide an 8% annual yield of the portion of the Additional Unamortized Tenant Improvement Allowance that was funded by Landlord (the “Unamortized Tl Allowance Rent”), which such annual yield shall begin to accrue on the date that Landlord first disburses such Additional Unamortized Tenant Improvement Allowance or any portion(s) thereof Tenant acknowledges that because the Additional Unamortized Tenant Improvement Allowance may be disbursed to Tenant in multiple phases following the Phase 1 Premises Commencement Date, the Unamortized Tl Allowance Rent payable by Tenant pursuant to this Section 4(b) may be proportionately adjusted following each such disbursement Upon Tenant’s written request, Landlord shall provide to Tenant Landlord’s calculations reflecting each such adjustment in the Unamortized Tl Allowance Rent The Unamortized Tl Allowance Rent shall not be subject to annual adjustments pursuant to Section 4(a) As an example, if Tenant elects to utilize the entire Additional Unamortized Tenant Improvement Allowance of $100 00 per rentable square foot of the Premises and the same is funded on the Phase 1 Premises Commencement Date, then Unamortized Tl Allowance Rent payable by Tenant pursuant to this Section 4(b) shall be equal to $8 00 per rentable square foot of the Premises per year

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(c) Additional Amortized TI Allowance In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Amortized Tenant Improvement Allowance (as defined in the Work Letter) Commencing on the Phase 1 Premises Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Amortized Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 7 5% per annum over the remainder of the Base Term (the “Amortized TI Allowance Rent”), which interest shall begin to accrue on the date that Landlord first disburses such Additional Amortized Tenant Improvement Allowance or any portion(s) thereof Tenant acknowledges that because the Additional Amortized Tenant Improvement Allowance may be disbursed to Tenant in multiple phases following the Phase 1 Premises Commencement Date, the Amortized Tl Allowance Rent payable by Tenant pursuant to this Section 4(c) may be adjusted following each such disbursement Upon Tenant’s written request, Landlord shall provide to Tenant Landlord’s calculations reflecting each such adjustment in the Amortized Tl Allowance Rent The Amortized Tl Allowance Rent shall not be subject to annual adjustments pursuant to Section 4(a) Any of the Amortized Tl Allowance Rent remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease

5 Operating Expense Payments Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term on or before the date that is 30 days prior to the first day of each calendar year (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year Commencing on the Phase 1 Premises Rent Commencement Date with respect to the Phase 1 Premises, on the Phase 2 Premises Rent Commencement Date with respect to the Phase 2 Premises and on the Phase 3 Premises Rent Commencement with respect to the Phase 3 Premises and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate Payments for any fractional calendar month shall be prorated

Notwithstanding anything to the contrary contained in this Lease, if Tenant subleases the Phase 2 Premises for any period prior to the Phase 2 Premises Rent Commencement Date, then Tenant shall commence paying Operating Expenses on the date that any sublease of the Phase 2 Premises commences

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord in accordance with Landlord’s (and Landlord’s affiliates) regular accounting practices with respect to the Building and Property (including, without duplication, the Building’s Share of Project with respect to all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project and the Condominium which are not specific to the Building or Property or any other building or property located in the Project) (including, without duplication, Taxes (as defined in Section 9)). (x) capital repairs, replacements and improvements amortized over the lesser of 10 years or the useful life of such capital items (except for capital repairs, replacements and improvements to the roof, which shall be amortized over 15 years), adjusted to reflect Building operations 24 hours per day, 7 days per week and 365 days per year (provided that those Operating Expenses incurred or accrued by Landlord with respect to any capital repairs, replacements or improvements which are for the intended purpose of promoting sustainability (for example, without limitation, by reducing

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energy usage at the Project) (a “Capital Sustainability Expenditure”) may be amortized over a shorter period, at Landlord’s discretion, to the extent the cost of a Capital Sustainability Expenditure is offset by a reduction in Operating Expenses), (y) transportation services, and (z) the costs of Landlord’s third party property manager (not to exceed 2 5% of Base Rent) or, if there is no third party property manager, administration rent in the amount of 2 5% of Base Rent, excluding only

(a) the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation,

(b) expenditures for expansion of the Project,

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project,

(d) depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses),

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants,

(f) legal and other expenses incurred in the negotiation or enforcement of leases,

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work,

(h) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid,

(i) salaries, wages, benefits and other compensation paid to (i) personnel of Landlord or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the Project or (n) officers and employees of Landlord or its affiliates who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project, provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the Project, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the Project in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the Project,

(j) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses,

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(k) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building or Property,

(l) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7).

(m) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency,

(n) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis,

(o) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project,

(p) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord,

(q) costs incurred in the sale or refinancing of the Property or Project,

(r) net income taxes of Landlord or the owner of any interest in the Property of Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Property or Project or any portion thereof or interest therein,

(s) costs or expenses otherwise includable in Operating Expenses to the extent actually reimbursed by insurance policies required to be maintained by Landlord in accordance with Section 17,

(t) Operating Expense reserves (including reserves for Taxes),

(u) rentals of equipment ordinarily considered to be of a capital nature (such as elevators and HVAC systems) except if such equipment is reasonably and customarily leased either temporarily or permanently in the operation of comparable office and laboratory buildings in the Cambridge area,

(v) any costs or expenses that are duplicative of maintenance and repair costs and expenses actually paid by Tenant in satisfaction of Tenant’s maintenance and repair obligations pursuant to this Lease,

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(w) costs or expenses occasioned by condemnation that are actually recovered by Landlord in any condemnation awards,

(x) costs reimbursed to Landlord under any warranty carried by Landlord for the Project,

(y) any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Premises, the Building or the Project for which Tenant is not responsible under this Lease,

(z) costs arising from the gross negligence or willful misconduct of Landlord or its agents, and employees,

(aa) costs relating to the compliance of the Common Areas with Legal Requirements as of the Phase 1 Commencement Date as provided in Section 7, and

(bb) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor If, during such 90 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”) If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a regionally or nationally recognized independent public accounting firm or an auditing firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (the “Independent Review”) The results of any such Independent Review shall be binding on Landlord and Tenant If the Independent Review shows that the payments actually made by Tenant with

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respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (n) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year that vary with the level of occupancy of the Building shall be computed as though the Building had been 95% occupied on average during such year

“Tenant’s Share” shall be the percentage set forth in the Basic Lease Provisions as Tenant’s Share, and “Building’s Share of Project” shall be the percentage set forth in the Basic Lease Provisions as the Building’s Share of Project, for changes in the physical size of the Premises, Building, Property or Project occurring thereafter Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building, Property or Project that includes the Premises or that varies with occupancy or use Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent”

6 Security Deposit Tenant shall deposit with Landlord, on or before January 1, 2020, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”) (i) in form and substance satisfactory to Landlord, (n) naming Landlord as beneficiary, (in) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by Comerica Bank, a Texas banking association, or another an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Massachusetts If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default Upon each occurrence of a Default (as defined in Section 20). Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 5 business days of written demand the amount

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that will restore the Security Deposit to the amount set forth on Page 1 of this Lease Tenant hereby waives the provisions of any law, now or hereafter in force which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings If Tenant is not then in default under this Lease, the Security Deposit, or any balance thereof (i e , after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon

7    Use

(a) General The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 USC § 12101, et seq (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”) Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement, unless Tenant is actively contesting any such determination in good faith and by appropriate legal proceedings, provided that Tenant first gives Landlord appropriate assurance reasonably satisfactory to Landlord against any loss, cost or expense on account thereof, and further provided such contest shall not subject Landlord to criminal penalties or civil sanctions, loss of property or civil liability Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s particular use and/or occupancy of the Premises Tenant shall use the Premises in a careful, safe and proper manner and shall not commit or permit waste, overload the floor or structure of the

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Premises, or subject the Premises to use that would damage the Premises Tenant shall not obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including but not limited to, not conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises Tenant shall not use or allow the Premises to be used for any unlawful purpose Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project or Building elevators without the prior written consent of Landlord Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use

Landlord has disclosed to Tenant that the Project is the subject of an Activity and Use Limitation, which is incorporated herein by reference, and Tenant acknowledges receipt of a copy of such Activity and Use Limitation prior to execution of this Lease

Landlord shall be responsible, at its cost and not as part of Operating Expenses, for the compliance of the Common Areas of the Project with Legal Requirements as of the Phase 1 Premises Commencement Date Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located and subject to the terms of Section 5 hereof) or at Tenant’s expenses (to the extent such Legal Requirement is applicable solely by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements, including the ADA Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s particular use or occupancy of the Premises or Tenant’s Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant’s particular use or occupancy of the Premises or Tenant’s Alterations

(b) Energy Use Reporting Tenant agrees to provide, within 10 business days of request by Landlord, such information and documentation as may be needed for compliance with the City of Cambridge Building Energy Use Disclosure Ordinance, Section 8 67 010 et seq of the Municipal Code of the City of Cambridge (as the same may be amended, the “Cambridge Building Energy Use Disclosure Ordinance”), and other such energy or sustainability requirements as may be adopted from time to time by the City of Cambridge or any other governmental authority with jurisdiction over the Building, which information shall include without limitation usage at or by the Premises of electricity, natural gas, steam, hot or chilled water or other energy Landlord shall report to the applicable governmental authority such energy usage for the Building and other Building information as required by the Cambridge Building Energy Use Disclosure Ordinance

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(c) LEED Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises, and Tenant agrees, at no material cost to Tenant, to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith

8 Holding Over If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (n) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (in) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) if Tenant holds over for more than 30 days beyond the expiration or earlier termination of the Lease, then Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease

9 Taxes Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (n) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (m) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project, or (vi) assessed or imposed by or in the operation or maintenance of any portion or whole of the Condominium (provided that to the extent any Taxes are assessed against the Condominium as a while, such amount shall be allocated among the buildings located in the Condominium based on the square footage of the buildings in question, unless Landlord reasonably determines that

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such allocated should be made on another basis) Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes If Landlord receives an abatement of Taxes for the Project for a period during the Term, Landlord shall apply such abatement (less the costs of obtaining such abatement, including reasonable attorneys’ fees) as a credit against Operating Expenses for the applicable year Taxes shall not include any net income taxes or franchise, estate, inheritance, succession, gift or excess profit taxes imposed on Landlord except to the extent such taxes are in substitution for any Taxes payable hereunder, or any penalties for late payment of Taxes If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes Landlord’s reasonable determination of any excess assessed valuation shall be binding and conclusive, absent manifest error The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand

10 Parking Subject to all applicable Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, commencing on (x) the earlier of the Phase 1 Premises Rent Commencement Date or the date of Substantial Completion of Tenant Improvements in the Phase 1 Premises with respect to the Phase 1 Premises, (y) commencing on the Phase 2 Premises Rent Commencement Date with respect to the Phase 2 Premises (provided, however, that if Tenant subleases the Phase 2 Premises for any period prior to the Phase 2 Premises Rent Commencement Date, then on the commencement date of such sublease of the Phase 2 Premises (or any portion thereof)), and (z) the earlier of the Phase 3 Premises Rent Commencement Date or the date of Substantial Completion of Tenant Improvements in the Phase 3 Premises with respect to the Phase 3 Premises, Landlord shall make available and Tenant shall take and pay for 0 9 parking spaces per 1,000 rentable square feet of the Premises in the Technology Square Garage (“Parking Space Cap”) on a non-exclusive basis at market rates in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations Tenant shall pay to Landlord or as directed by Landlord, monthly as Additional Rent hereunder, the market rate for each parking space, as reasonably determined by Landlord from time to time, which as of the date hereof shall be $350 00 per space per month Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded If, during the Term, Tenant delivers written notice to Landlord requesting additional parking spaces and Landlord determines that the additional parking spaces desired by Tenant are available for use by Tenant, Landlord shall notify Tenant in writing and Tenant shall commence using and paying the Monthly Parking Charge for such additional parking spaces immediately following Landlord’s delivery of such written notice to Tenant that such additional parking spaces are available for Tenant’s use Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project Tenant shall, at Tenant’s sole expense, for so

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long as the Parking and Traffic Demand Management Plan dated May 9, 1999 as approved by the City of Cambridge on July 9, 1999, including the conditions set forth in such approval (as amended from time to time, the “PTDM”), remains applicable to the Condominium, (i) offer to subsidize mass transit monthly passes for all of its employees, (n) implement a Commuter Choice Program, (in) discourage single-occupant vehicle (“SOV”) use by its employees, (iv) promote alternative modes of transportation and use of alternative work hours, (v) meet with Landlord and/or its representatives no more than quarterly to discuss transportation programs and initiatives, (vi) participate in annual surveys monitoring transportation programs and initiatives at Technology Square, (vn) cooperate with Landlord in connection with transportation programs and initiatives promulgated pursuant to the PTDM, (vm) provide alternative work programs (such as telecommuting, flex-time and compressed work weeks) to its employees in order to reduce traffic impacts in Cambridge during peak commuter hours, and (ix) otherwise cooperate with Landlord in encouraging employees to seek alternate modes of transportation

11 Utilities, Services

Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), and with respect to the Common Areas, refuse and trash collection and janitorial services (collectively, “Utilities”) Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon The Premises are separately metered to measure Tenant’s usage of electricity for lights and plugs in the Premises Landlord may cause, at Landlord’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use Tenant shall be responsible for obtaining and paying for its own janitorial services for the Premises

Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be (i) to provide emergency generators with not less than the capacity of the emergency generators located in the Building as of the Commencement Date, and (II) to contract with a third party to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines Except as otherwise provided in the immediately preceding sentence, Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed

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12 Alterations and Tenant’s Property Any alterations, additions, or improvements made to the Premises (other than the Tenant Improvements which are governed by the Work Letter attached hereto as Exhibit C and not by the terms of this Section 12) by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems, but which shall otherwise not be unreasonably withheld or delayed Tenant may construct nonstructural Alterations in the Premises (not including the Lower Level Premises or the First Floor Premises) in which Notice-Only Alterations may not be constructed) that will not affect the operations of any Building Systems, without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $200,000 per Alteration or $500,000 in the aggregate (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to the reasonable out-of-pocket costs incurred by Landlord in connection with any Alteration Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup

In connection with any Alteration the cost of which is expected to exceed $200,000 00, Landlord may require Tenant to furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens Tenant shall, with respect to all Alterations, provide (and cause each contractor or subcontractor

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to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction Upon completion of any Alterations, Tenant shall deliver to Landlord (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors, and (II) “as built” plans for any such Alteration Notwithstanding anything to the contrary set forth herein, in no event shall Tenant be required to provide Landlord with a payment or performance bond with respect to the Tenant Improvements

Other than (i) the items, if any, listed on Exhibit F attached hereto, (n) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (m) any trade fixtures, machinery, equipment and other personal property not paid for out of the TI Fund (as defined in the Work Letter) which may be removed without material damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, “Tenant’s Property”), all property of any kind paid for with the Tl Fund, all Alterations, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises, such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 following the expiration or earlier termination of this Lease, provided, however, that Landlord shall, at the time its approval of such Installation is requested, or at the time it receives notice of a Notice-Only Alteration, notify Tenant if it has elected to cause Tenant to remove such Installation upon the expiration or earlier termination of this Lease, except that Landlord shall not require removal of customary office cabling or customary laboratory improvements If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property which was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant

Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to remove or restore the Tenant Improvements constructed pursuant to the Work Letter at the expiration or earlier termination of the Term, nor shall Tenant have the right to remove such Tenant Improvements at any time except as otherwise provided in this Section 12

13 Landlord’s Repairs Landlord, as an Operating Expense (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 hereof), shall maintain, or cause to be maintained, the roof and all of the structural, exterior, parking and other Common Areas of the Project, including FIVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good operating order and repair, reasonable wear and tear and uninsured losses and damages caused by

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Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (n) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, necessary to be made, until said repairs, alterations or improvements shall have been completed Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption, provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises during such planned stoppages of Building Systems and shall use reasonable efforts to coordinate such planned stoppages in advance (except in the case of an emergency) with Tenant Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall have a reasonable opportunity to effect such repair Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18

14 Tenant’s Repairs Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition, subject to reasonable wear and tear, all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure If Tenant fails to commence cure of such failure within 10 days of Landlord’s written notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant for the reasonable out- of-pocket costs incurred by Landlord to perform such work, within 10 days after demand therefor, provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises

15 Mechanic’s Liens Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as

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a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant

16 Indemnification Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Indemnified Parties”) and Holders of Mortgages (each as defined in Section 27 below) as to which Tenant has been given notice harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord Indemnified Parties Landlord Indemnified Parties shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises) Tenant further hereby irrevocably waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records) Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party

17 Insurance Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project (including the Tenant Improvements) Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project All such insurance shall be included as part of the Operating Expenses The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations) Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises

Tenant, at its sole cost and expense, shall maintain during the Term all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense, workers’ compensation insurance with no less than the minimum limits required by law, employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by

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accident – each accident, $1,000,000 bodily injury by disease – policy limit, and $1,000,000 bodily injury by disease – each employee, and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises The commercial general liability insurance maintained by Tenant shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Insured Parties”), as additional insureds, insure on an occurrence and not a claims-made basis, be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”, not contain a hostile fire exclusion, contain a contractual liability endorsement, and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits) Tenant shall (i) provide Landlord with 30 days advance written notice of cancellation of such commercial general liability policy, and (n) request Tenant’s insurer to endeavor to provide advance written notice to Landlord of cancellation of such commercial general liability policy Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant prior to (i) the earlier to occur of (x) the Phase 1 Premises Commencement Date, or (y) the date that Tenant accesses the Premises under this Lease, and (n) each renewal of said insurance Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to the following parties (collectively “Additional Insured Parties”) (i) any lender of Landlord holding a security interest in the Project or any portion thereof and any servicer in connection therewith, (n) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, (in) any management company retained by Landlord to manage the Project, (iv) the condominium association with respect to the Condominium, (v) any member, partner or shareholder of Landlord or the owner of any beneficial interest therein and/or (vi) any other party reasonably designated by Landlord

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage The failure of a party to insure its property shall not void this waiver Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer

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Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project, provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in Cambridge, Massachusetts

18 Restoration If, at any time during the Term, the Building or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Building or the Premises, as applicable (the “Restoration Period”) If the Restoration Period is estimated to exceed 12 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction, provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant except to the extent to which Landlord receives insurance proceeds for the restoration of improvements from the insurance required to be maintained by Landlord under Section 17, in which case such improvements shall be included as part of Landlord’s restoration), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”), provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in either of which events Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of (i) discovery of such damage or destruction, or (n) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re¬enter the Premises and commence doing business in accordance with this Lease Notwithstanding the foregoing, Landlord may terminate this Lease if the Premises are damaged

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during the 12 months of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage, or if insurance proceeds are not available for such restoration Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space reasonably acceptable to Tenant during the period of repair that is suitable for the temporary conduct of Tenant’s business In the event that no Hazardous Material Clearances are required to be obtained by Tenant with respect to the Premises, rent abatement shall commence on the date of discovery of the damage or destruction Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters

19 Condemnation If the whole or any material part of the Premises, Building or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment materially interfere with or impair Landlord’s ownership or operation of the Building or Project, or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of said date If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises, the Building and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses, the Building’s Share of Project and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises, Building or the Project

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20 Events of Default Each of the following events shall be a default (“Default”) by Tenant under this Lease

(a) Payment Defaults Tenant shall fail to pay any installment of Rent or any other payment hereunder when due, provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 business days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law

(b) Insurance Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage

(c) Abandonment Tenant shall abandon the Premises, provided that Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, Tenant has completed Tenant’s obligations with respect to the Decommissioning and HazMat Closure Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due, including without limitation the obligation to pay Rent

(d) Improper Transfer Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action

(e) Liens Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within the time period required pursuant to Section 15 of this Lease

(f) Insolvency Events Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (A) make a general assignment for the benefit of creditors, (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”), (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry, or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity)

(g) Estoppel Certificate or Subordination Agreement Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second notice requesting such document

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(h) Other Defaults Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant

(i) Any notice given under Section 20(h) hereof shall (i) specify the alleged default, (n) demand that Tenant cure such default, (in) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice, provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion, provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice

21 Landlord’s Remedies

(a) Payment By Landlord; Interest Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder

(b) Late Payment Rent Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid

(c) Remedies Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever (except as otherwise expressly provided in Section 21(c)(v) with respect to Landlord’s Lump Sum Election) No cure in whole or in part of such Default by Tenant after Landlord has taken any action beyond giving Tenant notice of such Default to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default

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(i) This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all rights of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 21(c) provided If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, subject to Section 21(c)(ii) from time to time re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises

(ii) Landlord shall be deemed to have satisfied any obligation to mitigate its damages by hiring an experienced commercial real estate broker to market the Premises and directing such broker to advertise and show the Premises to prospective tenants

(iii) In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same free of any rights of Tenant, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises

(iv) If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of a Default by Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed in this Lease for the payment thereof, amounts equal to the installments of Base Rent and all Additional Rent as they would, under the terms of this Lease become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof, but in the event that the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all of Landlord’s expenses incurred in reletting the Premises (including, without limitation, tenant improvement, demising and

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remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner Amounts received by Landlord after reletting, if any, shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery by Landlord no in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease), when and if such expenses have been completely recovered by Landlord, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the Term of this Lease is scheduled to expire according to its terms

Actions, proceedings or suits for the recovery of damages, whether liquidated or other damages, under this Lease, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder

(v) In addition, Landlord, at its election, notwithstanding any other provision of this Lease, by written notice to Tenant (the “Lump Sum Election”), shall be entitled to recover from Tenant, as and for liquidated damages, at any time following any termination of this Lease, a lump sum payment representing, at the time of Landlord’s written notice of its Lump Sum Election, the sum of

(A) the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the amount of unpaid Base Rent and Additional Rent that would have been payable pursuant to this Lease for the remainder of the Term following Landlord’s Lump Sum Election if this Lease had not been terminated, and

(B) all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease, less

(C) the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the aggregate net fair market rent plus additional charges payable for the Premises (if less than the then present value of Base Rent and Additional Rent that would have been payable pursuant to this Lease) for the remainder of the Term following Landlord’s Lump Sum Election, calculated as of the date of Landlord’s Lump Sum Election, and taking into account reasonable estimates of the future costs to relet any then vacant portions of the Premises (except to the extent that Tenant has actually paid such costs pursuant to this Section 21) in order to calculate the net rental revenue that Landlord may expect to obtain for the Premises for the balance of the Term

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Landlord’s recovery under its Lump Sum Election shall be in addition to Tenant’s obligations to pay Base Rent and Additional Rent due and costs incurred prior to the date of Landlord’s Lump Sum Election, and in lieu of any Base Rent and Additional Rent which would otherwise have been due under this Section from and after the date of Landlord’s Lump Sum Election The yield to maturity on United States Treasury Notes having a maturity date that is nearest the date that would have been the last day of the Term of the Lease, as reported in the Wall Street Journal or a comparable publication if it ceases to publish such yields, shall be used in calculating present values for purposes of Landlord’s Lump Sum Election For the purposes of this Section, if Landlord makes the Lump Sum Election to recover liquidated damages in accordance with this Section, the total Additional Rent shall be computed based upon Landlord’s reasonable estimate of Tenant’s Share of Operating Expenses and other Additional Rent for each 12-month period in what would have been the remainder of the Term of the Lease and any part thereof at the end of such remainder of the Term, but in no event less than the amounts therefor payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have elapsed since the date hereof, the partial year) immediately preceding the date of Landlord’s Lump Sum Election Amounts of Tenant’s Share of Operating Expenses and any other Additional Rent for any partial year at the beginning of the Term or at the end of what would have been the remainder of the Term shall be prorated

(vi) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law, whether such amount shall be greater or less than the excess referred to above

(vii) Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease

(viii) If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings

(ix) If Tenant shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that Tenant was in default, Tenant shall pay to Landlord all reasonable, out of pocket fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including reasonable attorneys’ fees and expenses

(x) If default by Tenant shall occur in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the

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expense of Tenant (a) immediately or at any time thereafter and with only such notice, if any, as may be practicable under the circumstances in the case of an emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien against all or any portion of the Premises or the Project not discharged, released or bonded over to Landlord’s satisfaction by Tenant within the time period required pursuant to Section 15 of this Lease, and (b) in any other case if such default continues after any applicable notice and cure period provided in Section 20 All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable costs and expenses, including attorneys’ fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand

(xi) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d)

(xii) In the event that Tenant is in breach or Default under this Lease, whether or not Landlord exercises its right to terminate or any other remedy, Tenant shall reimburse Landlord upon demand for any out of pocket costs and expenses that Landlord may incur in connection with any such breach or Default, as provided in this Section 21(c) Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability, including without limitation, legal fees and costs Landlord shall incur if Landlord shall become or be made a party to any claim or action instituted by Tenant against any third party, by any third party against Tenant or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant

(xiii) Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing No waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressly so made in writing by Landlord expressly waiving such provision Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy

22 Assignment and Subletting

(a) General Prohibition Without Landlord’s prior written consent, which shall not be unreasonably withheld, subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any

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concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22 Notwithstanding the foregoing, Tenant shall have the right to (x) obtain financing from institutional or individual investors (including venture capital funding and corporate partners) which regularly invest in private biotechnology companies, (y) undergo a public offering, or (z) if Tenant is a public company, transfer shares of Tenant effected through any recognized exchange or through the “over the counter” market, any of which results in a change in control of Tenant without such change of control constituting an assignment under this Section 22 requiring Landlord consent, provided that (i) Tenant notifies Landlord in writing of the financing at least 10 business days prior to the closing of the financing, and (n) provided that in no event shall such financing result in a change in use of the Premises from the use contemplated by Tenant at the commencement of the Term

(b) Permitted Transfers If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, other than pursuant to a Permitted Assignment (as defined below) then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice (i) grant such consent, (n) refuse such consent, in its reasonable discretion, or (in) with respect to any assignment or any sublease that would result in more than 50% of the Premises being subleased for substantially the remainder of the Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”) If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer It shall be reasonable for Landlord to withhold its consent, among other reasons, in any of the following instances (A) the business or financial reputation of the proposed assignee or sublessee, or the

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business or financial reputation of any of the respective principals or officers thereof, is objectionable in Landlord’s reasonable judgment, (B) the proposed assignee or sublessee is engaged in areas of scientific research or other business concerns that are controversial, in Landlord’s reasonable judgment, or its proposed use of the Premises will violate any applicable Legal Requirement, (C) the proposed assignee or sublessee is at that time negotiating with Landlord or an affiliate thereof for the lease of other space in the Project, (D) the proposed assignee or sublessee does not have a net worth (determined in accordance with GAAP (as defined below)), as of the date of the Transfer, at least equal to the greater of (x) the net worth of Tenant as of the date of this Lease (based on the financial statements submitted by Tenant to Landlord prior to execution of the Lease), or (y) the net worth of Tenant immediately prior to the Transfer Date (based on the financial statements then most recently submitted by Tenant pursuant to Section 40(c) below or if Tenant is publicly traded, as provided in Tenant’s then most recent financial statements filed with the Securities and Exchange Commission), or otherwise lacks the creditworthiness to support the financial obligations it would incur under the proposed assignment or sublease, (E) the proposed assignee or sublessee is a governmental agency, (F) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or sublessee would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord, (G) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or sublessee or (H) the assignment or sublease is prohibited by Landlord’s lender In any event, Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer Other than in connection with any Permitted Assignment, Tenant shall pay to Landlord a fee equal to Two Thousand Dollars ($2,000) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant or any entity funded or sponsored by Flagship Ventures (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (n) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly

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or annual financial statements, and (m) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”) Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments” Notwithstanding anything to the contrary contained herein and for the avoidance of any doubt, Landlord may not elect to exercise an Assignment Termination in connection with a Permitted Assignment

(c) Additional Conditions As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason, provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment, and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation permits, approvals, reports and correspondence, storage and management plans, plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion), and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities

(d) No Release of Tenant, Sharing of Excess Rents Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease Other than in connection with a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs, advertising expenses, free rent or other reasonable concessions and any design or construction fees and tenant improvement costs directly related to and required pursuant to the

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terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant Notwithstanding anything to the contrary contained herein, if Tenant realizes any Excess Rent with respect to any sublease of all or any portion of the Phase 2 Premises during the first 6 full calendar months following the Phase 2 Premises Commencement Date, Tenant shall in no event be required to share any portion of such Excess Rent with Landlord If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease, except that, until the occurrence of a Default, Tenant shall have the right to collect such rent

(e) No Waiver The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises

(f) Prior Conduct of Proposed Transferee Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (n) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (in) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party

23 Estoppel Certificate Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (n) acknowledging, to the best of Tenant’s knowledge, that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (in) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution

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24 Quiet Enjoyment So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord

25 Prorations All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months

26 Rules and Regulations Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project The current rules and regulations are attached hereto as Exhibit E If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner

27 Subordination This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant, provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments, ground leases or other superior leases and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust As of the date of this Lease, there is no existing Mortgage encumbering the Project

28 Surrender Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released

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or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted At least 3 months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Decommissioning and HazMat Closure Plan”) Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (n) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and reasonable approval of Landlord’s environmental consultant Landlord shall use reasonable efforts to cause Landlord’s environmental consultant to provide Tenant with comments to or approval of, as the case may be, the Decommissioning and HazMat Closure Plan within a reasonable time after Tenant delivers the Decommissioning and HazMat Closure Plan to Landlord In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000 Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Landlord, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the actual cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28

Upon the expiration or earlier termination of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Building, restrooms or all or any portion of the Premises, Building or Project furnished to or otherwise procured by Tenant If any such access

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card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key Any Tenant’s Property, Alterations and other property of Tenant not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises

29 Waiver of Jury Trial TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO

30 Environmental Requirements

(a) Prohibition/Compliance/Indemnity Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such breach of Tenant’s obligation stated in the preceding sentence or as a result of such contamination This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of

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Hazardous Materials present in the air, soil or ground water above, on, or under the Premises Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligations set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove to Landlord’s reasonable satisfaction existed in the Premises prior to the Commencement Date, (n) the presence of any Hazardous Materials in the Premises which Tenant can prove to Landlord’s reasonable satisfaction migrated from outside the Premises into the Premises, or (m) contamination caused by Landlord or any Landlord’s employees, agents and contractors, unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party

(b) Business Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”) Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e g , the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority permits, approvals, reports and correspondence, storage and management plans, notice of violations of any Legal Requirements, plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion), all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks, and a Decommissioning and HazMat Closure Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months) Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors

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(c) Tenant Representation and Warranty Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (n) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority) If Landlord reasonably determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion

(d) Testing Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use Tenant shall be required to pay the reasonable cost of such annual test of the Premises, provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense) Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing which Tenant is responsible for under this Lease in accordance with all Environmental Requirements Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant

(e) Underground Tanks If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks

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(f) Tenant’s Obligations Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Lease (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Decommissioning and HazMat Closure Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily

(g) Definitions As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom

31 Tenant’s Remedies/Limitation of Liability Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary) Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure, provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices All obligations of Landlord hereunder shall be construed as covenants, not conditions, and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership

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32 Inspection and Access Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose Landlord may erect a suitable sign on the Premises stating that the Project is available for sale, or in the last 12 months of the Term, that the Premises are available to let Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations at the Premises in connection with its entry into the Premises under this Section 32 Landlord may grant and amend easements, make public dedications, designate Common Areas and create and amend restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use or Tenant’s access to the Premises At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder Landlord shall use reasonable efforts to comply with Tenant’s reasonable security, confidentiality and safety requirements with respect to entering restricted portions of the Premises, provided, however, that Tenant has notified Landlord of such security, confidentiality and safety requirements reasonably prior to Landlord’s entry into the Premises and provided further that in no event shall Tenant bar or prohibit access by Landlord and its employees, agents and contractors for the performance of the obligations of Landlord or the exercise of the rights of Landlord under this Lease

33 Security Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts

34 Force Majeure Neither party shall be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of the parties (“Force Majeure”) Notwithstanding anything to the contrary contained in this Lease, in no event shall any payment obligations of Tenant be delayed, abated, excused or reduced by Force Majeure

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35 Brokers Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than CBRE, Inc and Newmark Knight Frank Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction Landlord shall be responsible for all commissions due to CBRE, Inc and Newmark Knight Frank arising out of the execution of this Lease in accordance with the terms of a separate written agreement between such parties and Landlord

36 Limitation on Landlord’s Liability NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM, (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS, AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM

37 Severability If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable

38 Signs; Exterior Appearance Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any

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outside wall of the Project, (II) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (in) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises Interior signs on the sixth, seventh, eighth and ninth floors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Landlord, and shall be of a size, color and type acceptable to Landlord Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering The directory tablet shall be provided exclusively for the display of the name and location of tenants

39 Right to Extend Term Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions

(a) Extension Right Tenant shall have the right (the “Extension Right”) to extend the term of this Lease for an additional 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior, and no earlier than 18 months prior, to the expiration of the Base Term of the Lease

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below) Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined As used herein, “Market Rate” shall mean the then market rental rate for space comparable to the Premises in a building comparable to the Building in the East Cambridge and Kendall Square market area of Cambridge, MA as determined by Landlord and agreed to by Tenant or determined by arbitration as provided below In addition, Landlord may impose a market rent for the parking rights provided hereunder

Within 30 days of the delivery to Landlord of Tenant’s written notice of Tenant’s election to exercise an Extension Right, Landlord shall deliver to Tenant Landlord’s determination of the Market Rate and rent escalations for such Extension Term If, on or before the date which is 210 days prior to the expiration of the Base Term of this Lease, or the expiration of any prior Extension Term, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during such subsequent Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b) below Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term

(b) Arbitration

(i) Within 10 days of Tenant’s notice to Landlord of its election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension

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Proposal”) If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable The decision of the single Arbitrator shall be final and binding upon the parties The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term

(iii) An “Arbitrator’’ shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Boston metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Boston metropolitan area, (n) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (m) be in all respects impartial and disinterested

(c) Rights Personal The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease

(d) Exceptions Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right

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(i) during any period of time that Tenant is in Default under any provision of this

(ii) Lease, or

(iii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured, or

(iv) if Tenant is not in occupancy of the entire Premises demised hereunder both at the time of the exercise of the Extension Right and at the time of the commencement date of the Extension Term

(e) No Extensions The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right

(f) Termination The Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease, or (n) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured

40 Roof Equipment Tenant shall have the right at its sole cost and expense, subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building (based on Tenant’s proportionate share of the space available on the roof) one or more satellite dishes, communication antennae, or other equipment (all of which having a diameter and height acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire (collectively, “the “Roof Equipment”) on the following terms and conditions

(a) Requirements Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (n) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (in) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment, provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord or any tenant of the Building, (D) may reduce the leasable space in the Building, or (E) is not properly screened from the viewing public

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(b) No Damage to Roof If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building located directly above the Premises and only in the manner designated in writing by Landlord, and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within ten (10) days after receipt of a reasonably detailed invoice from Landlord Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty

(c) Protection The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment

(d) Removal At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord

(e) No Interference The Roof Equipment shall not interfere with the proper functioning of any telecommunications equipment or devices that have been installed or will be installed by Landlord or for any other tenant or future tenant of the Building Tenant acknowledges that other tenant(s) may have approval rights over the installation and operation of telecommunications equipment and devices on or about the roof, and that Tenant’s right to install and operate the Roof Equipment is subject and subordinate to the rights of such other tenants Tenant agrees that any other tenant of the Building that currently has or in the future takes possession of any portion of the Building will be permitted to install such telecommunication equipment that is of a type and frequency that will not cause unreasonable interference to the Roof Equipment

(f) Relocation Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment

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(g) Access Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment Before receiving access to the roof of the Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies

(h) Appearance If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level

(i) No Assignment The right of Tenant to use and operate the Roof Equipment shall be personal solely to Foghorn Therapeutics, Inc, a Delaware corporation, and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (u) other than in connection with a Permitted Assignment or in connection with the sublease of the entire Phase 1 Premises, Phase 2 Premises or Phase 3 Premises, respectively, the Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof

41 Miscellaneous

(a) Notices All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices

(b) Joint and Several Liability If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant

(c) Financial Information Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent unaudited (or if available, audited) annual financial statements within 180 days of the end of each of Tenant’s fiscal years during the Term, (n) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (m) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders If the stock of Tenant is publicly traded on a recognized national exchange, then Tenant’s filing of quarterly and annual financial statements with the SEC shall be deemed to satisfy Tenant’s obligations to deliver financial statements under this Section Landlord shall treat Tenant’s financial information as confidential information belonging to Tenant and will not disclose the same other than on a need-to-know basis to Landlord’s affiliates, legal, financial or tax advisors, consultants, potential lenders and potential purchasers and as required by Legal Requirements

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(d) Recordation This Lease shall not be filed by or on behalf of Tenant in any public record Notwithstanding the foregoing, upon Tenant’s request and at Tenant’s sole cost and expense, Landlord shall execute and notarize a memorandum of lease prepared by Tenant which memorandum shall contain only the following information and any other additional information that may be required by applicable law (i) the names of the parties to this Lease, (II) description of the Premises and the Project, and (in) the Term Tenant shall file such memorandum of lease, at Tenant’s sole cost If Tenant fails, after written request from Landlord, to record a termination of the memorandum on the expiration or earlier termination of this Lease, Tenant shall be responsible for any damages suffered by Landlord (from any cause including, without limitation, resulting from any indemnities or certifications which may be made by Landlord in favor of third parties) Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease with the Securities and Exchange Commission (“SEC”) to the extent that Tenant is required to do so pursuant to applicable SEC requirements Prior to any such filing of this Lease, Tenant shall redact the Base Rent and other economic terms to the extent permitted by applicable SEC regulations The provisions of this Section 41(d) shall survive the expiration or earlier termination of this Lease

(e) Interpretation The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease

(f) Not Binding Until Executed The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties

(g) Limitations on Interest It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder

(h) Choice of Law Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws

(i) Time Time is of the essence as to the performance of Tenant’s obligations under this Lease

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(j) OFAC Landlord, Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U S Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U S person is prohibited from conducting business under the OFAC Rules

(k) Incorporation by Reference All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control

(l) Entire Agreement This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein

(m) No Accord and Satisfaction No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease

(n) Change in Form of Ownership Pursuant to M G L Chapter 183A, Section 19, Landlord reserves the right to remove all or part of the Condominium from the provisions of M G L Chapter 183A In the event that Landlord does remove all or part of the Condominium from the provisions of M G L Chapter 183A, the amounts payable by Tenant pursuant to this Lease shall not be greater than the amounts that would have been otherwise payable by Tenant if Landlord had not removed all or part of the Condominium from the provisions of M G L Chapter 183A

(o) Hazardous Activities Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant

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(p) Counterparts This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U S federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures

[ Signatures on next page ]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

FOGHORN THERAPEUTICS INC.,
a Delaware corporation

By:	/s/ Adrian Gottschalk
Its:	President & CEO

LANDLORD:

ARE-TECH SQUARE, LLC,
a Delaware limited liability company

By:	ARE-MA REGION NO. 31, LLC
a Delaware limited partnership, its Manager

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, its Managing Member

	By:	ARE-QRS CORP.,
a Maryland corporation
its General Partner

		By:	/s/ Jackie Clem
Name: Jackie Clem
Title: Senior Vice President RE Legal Affairs

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

The following parcels of land in Cambridge, Middlesex County, Massachusetts

The Registered Land shown as Lots 15,16 and 19 on Land Court Plan No 30711E, Lot 43 on Land Court Plan No 30711J and Lots 46 and 47 on Land Court Plan No 30711K, and

The Unregistered Land shown as Area No 1, Area No 2, Area No 3, Area No 4, Area No 5, Area No 6, Area No 7, Area No 8 and Area No 9 on a plan entitled “Plan of Land and Easements, Cambridge, Mass” Prepared by Raymond C Pressey, Inc, dated June 1970 and recorded with the Middlesex South Registry of Deeds in Book 11879, Page 393, Plan 852 (A of 2) of 1970

Excepting therefrom that portion taken by the Cambridge Redevelopment Authority Eminent Domain Taking dated April 12, 1982 and recorded in Book 14590, Page 221 and that portion taken by the Cambridge Redevelopment Authority Eminent Domain Taking dated January 27, 1983 and recorded in Book 14891, Page 556

Said parcels are also described as Units 100, 200, 300, 400, 500, 600 and 700 of that certain condominium known as the Technology Square Condominium, as set forth in that certain Master Deed dated November 30, 2000, executed by Technology Square LLC, and recorded with the Registry in Book 32159, at Page 490, and registered with the Land Court as Document No 1158816, under Certificate of Title No C404, as the same has been amended by that certain Amendment to Master Deed dated May 28, 2002, and recorded with the Registry as Instrument No 690 on September 6, 2002, and registered with the Land Court as Document No 1226564, and as the same has been amended by that certain Second Amendment to Master Deed dated as of November 15, 2002, and recorded with the Registry as Instrument No 1617 on September 23, 2003, and registered with the Land Court as Document No 1293465

Together with the benefit of and subject to the following

1 Terms and provisions of Reciprocal Easement Agreement dated April 18, 2000 by and between Technology Square LLC and the Charles Stark Draper Laboratory, Inc recorded in Book 31324, Page 262 and filed as Document No 1137080, as amended by First Amendment to Reciprocal Easement Agreement dated February 6, 2003 recorded in Book 38441, Page 415 and filed as Document No 1261130, and as amended by Second Amendment to Reciprocal Easement Agreement dated March 26, 2004 recorded in Book 42362, Page 126 and filed as Document No 1315537

2 Terms and provisions of Foundation, Grade Beam and Encroachment Agreement dated March 11, 1975, filed as Document No 531493, as amended by an Amendment to Foundation Grade Beam and Encroachment Agreement, dated September 1, 1976, filed as Document No 547840, affecting Lots 19 and 20, as affected by Reciprocal Easement Agreement dated April 18, 2000 recorded in Book 31324, Page 262 and filed as Document No 1137080, as amended by Amendment to Foundation, Grade Beam and Encroachment Agreement, dated September 1, 1976, filed with the Registry District as Document No 547840, affecting Lots 19 and 20, as affected by the Reciprocal Easement Agreement

Net Multi-Tenant Laboratory	500 Technology Square/Foghorn – Page 54

All as affected by Voluntary Withdrawal from Registration filed January 16, 2008 as Document No 1462980 For title see Deed in Book 42269, Page 372 and Notice of Lease in Book 42269, Page 395

EXHIBIT C TO LEASE

WORK LETTER

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

EXHIBIT E TO LEASE

RULES AND REGULATIONS

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY